UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No.)*

                             BALDOR ELECTRIC COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    057741100
                                    ---------
                                 (CUSIP Number)

                                January 26, 2007
                                ----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]    Rule 13d-1(b)
              [X]    Rule 13d-1(c)
              [ ]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 2 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,497,700 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,497,700 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,497,700 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 3 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       1,497,700 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,497,700 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,497,700 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           3.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 4 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CR Intrinsic Investors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       350,000 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            350,000 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           350,000 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 5 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Sigma Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       901,200 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            901,200 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           901,200 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 6 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Walter Capital Management, LLP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       39,990 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            39,990 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           39,990 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------                                           ------------------
CUSIP No. 057741100                   13G                     Page 7 of 12 Pages
-------------------                                           ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
NUMBER OF             ----- ----------------------------------------------------
SHARES                   6  SHARED VOTING POWER
BENEFICIALLY
OWNED                       2,788,890 (see Item 4)
BY                    ----- ----------------------------------------------------
EACH                     7  SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                  ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,788,890 (see Item 4)
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,788,890 (see Item 4)
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.5% (see Item 4)
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a)                Name of Issuer:
                         --------------

                         Baldor Electric Company

Item 1(b)                Address of Issuer's Principal Executive Offices:
                         -----------------------------------------------

                         5711 R. S. Boreham Jr., St. Forth Smith, Arkansas 72901

Items 2(a)               Name of Person Filing:
                         ---------------------

                         This statement is filed by: (i) S.A.C. Capital Advisors, LLC, ("SAC Capital Advisors") with respect to shares of common stock ("Shares"), of the Issuer beneficially owned by S.A.C. Capital Associates, LLC ("SAC Capital Associates") and S.A.C. Meridian Fund, LLC ("SAC Meridian Fund"); (ii) S.A.C. Capital Management, LLC, ("SAC Capital Management") with respect to Shares beneficially owned by SAC Capital Associates and SAC Meridian Fund; (iii) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to Shares beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments"); (iv) Sigma Capital Management, LLC ("Sigma Management") with respect to shares beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); (v) Walter Capital Management, LLP ("Walter Management") with respect to Shares beneficially owned by S.A.C. Global Investments, L.P. ("Global Investments") and
                         (vi) Steven A. Cohen with respect to Shares
                         beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Meridian Fund, CR Intrinsic Investors, CR Intrinsic Investments, Sigma Management, Sigma Capital Associates, Walter Management and Global Investments.

                         SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Management, Walter Management and Steven A. Cohen have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.


Item 2(b)                Address of Principal Business Office:
                         ------------------------------------

                         The address of the principal business office of (i) SAC Capital Advisors, CR Intrinsic Investments and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, (ii) SAC Capital Management and Sigma Management is 540 Madison Avenue, New York, New York 10022 and
                         (iii) Walter Management is St. Martins Court, 4th Floor, 10 Paternoster Row, London EC4M 7HP, U.K.

Item 2(c)                Citizenship:
                         -----------

                         SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investments and Sigma Management are Delaware limited liability companies. Mr. Cohen is a United States citizen. Walter Management is a limited liability partnership organized under the law of England and Wales.

Item 2(d)                Title of Class of Securities:
                         ----------------------------

                         Common Stock

Item 2(e)                CUSIP Number:
                         ------------

                         057741100

Item 3                   Not Applicable

Item 4                   Ownership:
                         ---------

                         The percentages used herein are calculated based upon the Shares issued and outstanding as reported on the Issuer's prospectus on Form 424B5 filed on January 29, 2007.

                         As of the close of business on January 26, 2007:

                         1. S.A.C. Capital Advisors, LLC
                         (a) Amount beneficially owned: 1,497,700
                         (b) Percent of class: 3.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 1,497,700
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         1,497,700

                         2. S.A.C. Capital Management, LLC
                         (a) Amount beneficially owned: 1,497,700
                         (b) Percent of class: 3.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 1,497,700
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         1,497,700

                         3. CR Intrinsic Investors, LLC
                         (a) Amount beneficially owned: 350,000
                         (b) Percent of class: 0.8%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 350,000
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         350,000

                         4. Sigma Capital Management, LLC
                         (a) Amount beneficially owned: 901,200
                         (b) Percent of class: 2.1%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 901,200
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         901,200

                         5. Walter Capital Management, LLP
                         (a) Amount beneficially owned: 39,990
                         (b) Percent of class: 0.1 %
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 39,990
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         39,990

                         6. Steven A. Cohen
                         (a) Amount beneficially owned: 2,788,890
                         (b) Percent of class: 6.5%
                         (c)(i) Sole power to vote or direct the vote: -0-
                         (ii) Shared power to vote or direct the vote: 2,788,890
                         (iii) Sole power to dispose or direct the disposition:
                         -0-
                         (iv) Shared power to dispose or direct the disposition:
                         2,788,890

                         SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investments, Sigma Management, Walter Management and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC Meridian Fund. Pursuant to an investment management agreement, CR Intrinsic Investors maintains investment and voting power with respect to the securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Pursuant to an investment management agreement, Walter Management maintains investment and voting power with respect to the securities held by Global Investments. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investments, Sigma Management and indirectly owns a 49% interest in the managing member of Walter Management. CR Intrinsic Investments is a wholly owned subsidiary of SAC Capital Associates. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 1,497,700 Shares (constituting approximately 3.5% of the Shares outstanding), (ii) CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 350,000 Shares (constituting approximately 0.8% of the Shares outstanding), (iii) Sigma Management and Mr. Cohen may be deemed to own beneficially 901,200 shares (constituting approximately 2.1% of the Shares outstanding) and (iv) Walter Management and Mr. Cohen may be deemed to own beneficially 39,990 shares (constituting approximately
                         0.1 % of the Shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, CR Intrinsic Investors, Sigma Management, Walter Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

Item 5                   Ownership of Five Percent or Less of a Class:
                         --------------------------------------------

                         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6                   Ownership of More than Five Percent on Behalf of
                         ------------------------------------------------
                         Another Person:
                         --------------

                         Not Applicable

Item 7                   Identification and Classification of the
                         ----------------------------------------
                         Subsidiary Which Acquired the Security Being
                         --------------------------------------------
                         Reported on By the Parent Holding Company:
                         -----------------------------------------

                         Not Applicable

Item 8                   Identification and Classification of Members
                         --------------------------------------------
                         of the Group:
                         ------------

                         Not Applicable

Item 9                   Notice of Dissolution of Group:
                         ------------------------------

                         Not Applicable

Item 10                  Certification:
                         -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 31, 2007

S.A.C. CAPITAL ADVISORS, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

CR INTRINSIC INVESTORS, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

SIGMA CAPITAL MANAGEMENT, LLC


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person


WALTER CAPITAL MANAGEMENT, LLP


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person

STEVEN A. COHEN


By: /s/ Peter Nussbaum
   ---------------------------
Name:   Peter Nussbaum
Title:  Authorized Person